Exhibit 10.12

April 10, 2019

Rob Ferber

17287 Skyline Blvd, PMB 42

Woodside, CA 94062

robferberjr@gmail.com

Re: Employment Terms

Thor Trucks Inc. (the “Company”) is pleased to offer you the position of Chief Technical Officer, on the following terms.

You will be responsible for [duties] and will report to Dakota Semler. You will work at our facility located at 11347 Vanowen St, North Hollywood, CA 91605. Of course, the Company may change your position, duties, and work location from time to time in its discretion. Additionally, Thor will arrange for an office for Mr. Ferber to be located in San Mateo County or San Jose, California. It is expected that in general, two days out of each week will be in the Corporate Headquarters (currently in Los Angeles County, California) or other sites selected by the Company. Commuting and accommodation costs for travel away from the San Mateo County office will be covered by the company, consistent with its travel policy. In the event of travel exceeding four nights away from California, the company will cover reasonable travel costs from Mr. Ferber’s son and a caregiver, should Mr. Ferber indicate the need.

You will receive a base salary in the amount of $200,000 per year. If the Company experiences an Equity Financing prior to the termination of your employment, your annual salary will be raised to $305,000 effective as of the first full month following the Equity Financing. For purposes of this letter, “Equity Financing” means the next sale (or series of related sales) by the Company of its preferred stock. In addition subject to the approval of the Company’s Board of Directors, you will be granted 500,000 shares of option grants of the company.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Normal business hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

This offer is contingent upon a reference check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement and side letter, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me by April 10th 2019, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on April 10th 2019.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Giordano Sordoni
Giordano Sordoni, COO

Understood and Accepter

/s/ Robert Ferber	10 April 2019
Robert Ferber	Date

Attachments:

Confidential Information and Inventions Assignment Agreement

Side Letter